                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934)
                               (Final Amendment)


                        ARTISTIC GREETINGS INCORPORATED

                                (Name of Issuer)
                        ARTISTIC GREETINGS INCORPORATED
                          ARTISTIC DIRECT INCORPORATED
                             Mr. Thomas C. Wyckoff

                       (Name of Persons Filing Statement)

                   TITLE                                      CUSIP NUMBER
--------------------------------------------  --------------------------------------------
                Common Stock

                (Title and CUSIP Number of Class of Securities)

                        ARTISTIC GREETINGS INCORPORATED

                                ONE KOMER CENTER
                                 P.O. BOX 1999
                          ELMIRA, NEW YORK 14902-1999
                                 (212) 735-4500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
            Communications on Behalf of the Person Filing Statement)

    This statement is filed in connection with (check the appropriate box):

a.            /X/     The filing of solicitation materials or an information statement subject to
                      Regulation 14A, Regulation 14C or Rule 13e-3 (c) under the Securities Exchange Act of 1934.
b.            / /     The filing of a registration statement under the Securities Act of 1933.
c.            / /     A tender offer.
d.            / /     None of the above.


    Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: / /


                           CALCULATION OF FILING FEE

Transaction           Amount of Filing Fee
Valuation*
$33,307,414           $6,662

*   Solely for purposes of calculating the filing fee and computed pursuant to
    Section 13(e)(3) of the Securities Exchange Act of 1934, as amended, and Rule 0-11(b)(1) thereunder, the transaction value equals the total amount of funds required to purchase all shares of the class of Common Stock pursuant to the merger described in the Proxy Statement.

/X/ Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    Amount Previously Paid: $6,662

    Form or Registration No.: Schedule 14A Proxy Statement

    Filing Party: Artistic Greetings Incorporated

    Date Filed: January 26, 1998

    This Rule 13e-3 Transaction Statement (the "Statement") relates to the merger ("Merger") and the asset sale ("Asset Sale") by Artistic Greetings Incorporated, a Delaware corporation (the "Company"), described in its proxy statement, dated April 24, 1998 (the "Proxy Statement"). This Amendment constitutes the Final Amendment.



ITEM 16. ADDITIONAL INFORMATION



    The Asset Sale and the Merger became effective on May 19, 1998.

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                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    Dated: May 29, 1998


                                ARTISTIC GREETINGS INCORPORATED

                                By:               /s/ STUART KOMER
                                     -----------------------------------------
                                                 Name: Stuart Komer
                                            Title: Chairman of the Board

                                ARTISTIC DIRECT INCORPORATED

                                By:            /s/ THOMAS C. WYCKOFF
                                     -----------------------------------------
                                              Name: Thomas C. Wyckoff
                                                       Title:

                                               /s/ THOMAS C. WYCKOFF
                                     -----------------------------------------
                                                 Thomas C. Wyckoff

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